Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-265714 on Form S-3 of our report dated March 14, 2025 relating to the consolidated financial statements of biote Corp. We also consent to the reference to us under the heading “Experts” in such Registration Statement

/s/ Deloitte & Touche LLP

Dallas, TX

April 9, 2025